Volato Reports Third Quarter 2024 Results

Volato Begins Turnaround with Positive Third Quarter Momentum
Achieved Positive Adjusted EBITDA of $3.2 million on Revenue of $40.3 million as Initial Strategic Changes Take Effect

Confirms Acceptance of Compliance Plan by NYSE American

Atlanta, GA – November 18, 2024 – Volato Group, Inc. (NYSE American: SOAR) (“Volato” or the “Company”), today announced results for the third quarter ended September 30, 2024, reflecting early progress in a recently launched turnaround strategy aimed at building a stronger foundation and positioning the Company for sustainable growth.

Third Quarter 2024 Financial Highlights

•Total revenue was $40.3 million
oAircraft sales revenue was $38.2 million
oManaged services revenue was $1.8 million
oSoftware subscription revenue was $0.3 million
•Net loss from continuing operations was $1.3 million
•Adjusted EBITDA1 was $3.2 million
•Vaunt Annual Recurring Revenue(2) was $1.5 million

[1] Adjusted EBITDA is a non-GAAP measure. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.
(2) Annual Recurring Revenue (ARR) represents the annualized recurring value at the time of the initial subscription. ARR should be viewed independently of revenue, and is not intended to be a substitute for, or combined with this item.

Early Progress on Strategic Goals
Volato began implementing its turnaround plan in the third quarter of 2024, focusing on operational efficiencies and cost savings to strengthen its core business. Key developments in this early phase include:

•Aircraft Sales: Volato delivered two HondaJets and its first Gulfstream G280 during the quarter.
•Strategic Partnership with flyExclusive for Fleet Operations: Volato entered into an agreement with flyExclusive to take over its fleet operations, allowing Volato to concentrate resources on high-growth segments like aircraft sales and software development. The transition is expected to be completed in the fourth quarter of 2024, with a resulting reduction in overhead costs.
•SG&A Reduction: Through a cost-reduction process, Volato lowered its SG&A by 75% sequentially, achieving a quarterly run rate of $0.7 million. This cost-saving milestone reflects disciplined operational changes aimed at improving long-term financial health of the Company.

•Vaunt Subscription Platform Growth: Volato’s digital platform, Vaunt, has reached $1.5 million in annual recurring revenue, reflecting early growth in its subscription model that connects travelers to available private flights. Subsequent to quarter end, the Company announced the first flyExclusive flights had been added to the Vaunt subscription platform.

Path Forward

In the third quarter of 2024, Volato initiated the transition of its Fleet Operations to flyExclusive, with the transition anticipated to conclude in the fourth quarter of 2024. As part of this process, customer relationships, have been transferred from Volato to flyExclusive to ensure continuity and quality of service. This resulted in the reduction of Insider Card deposit liability of $4.1 million in the third quarter of 2024 and is expected to be even greater in the fourth quarter of 2024.
As part of its turnaround, Volato is broadening the reach of its proprietary software, Mission Control, originally built specifically to support Volato’s operations as a large-scale operator. Now chosen by one of the industry’s largest operators, Mission Control has proven its flexibility and effectiveness in addressing varied operational needs. This choice over existing commercial software underscores a significant gap in the market—most available software doesn’t meet the specialized requirements of large operators, leaving only a few with the capacity to create custom solutions.

This adoption by a top-tier operator not only confirms Mission Control’s adaptability but also serves as a proof of concept for broader industry use. Volato aims to extend Mission Control to other operators who need a strong, adaptable management solution, positioning it as a leading choice in aviation software.

Company Commentary

Matt Liotta, Co-Founder and Chief Executive Officer of Volato, commented, “The third quarter marks the first phase of our turnaround plan. By transitioning operational responsibilities to flyExclusive, we’re able to focus on our strengths in aircraft sales and software development, areas that we believe offer significant growth potential. While we are encouraged by these early steps, we remain committed to our long-term goals as we work toward a stronger financial foundation.”

Mark Heinen, Chief Financial Officer, commented, “We achieved an Adjusted EBITDA positive quarter ahead of our previous forecast as a result of strong aircraft sales, including our first Gulfstream G280 delivery, additional cost savings initiatives and the transfer of flight operations to flyExclusive.”

Conclusion

With the third quarter serving as the launch point for Volato’s turnaround, the Company is building positive momentum through disciplined cost reductions, targeted operational adjustments, and early growth in core revenue areas. Looking ahead, Volato remains focused on its turnaround objectives, balancing steady progress with ongoing efforts to strengthen its core business model.

Key Metrics
(financial metrics in thousands, except KPIs)

	Three Months Ended
	September 30, 2024	September 30, 2023	Change YoY
Financial Metrics:
Revenue:
Aircraft Sales	$ 38,150	$ -	$38,150
Managed Aircraft	1,803	3,646	(1,843)
Subscription	316	8	308
Total Revenue	40,269	3,654	36,616
Net Loss from Continuing Operations	(1,337)	(2,562)	1,225
Adjusted EBITDA	3,169	(1,695)	4,864

Annual Recurring Revenue	1,452	32	1,420

Third Quarter 2024 Financial Summary

Total revenue for the third quarter increased $36.6 million year-over-year, primarily from an increase in aircraft sales of $38.2 million and subscription revenue of $308 thousand. The increase in revenue from aircraft sales was the result of the delivery and sale of two HondaJet Elite IIs and one Gulfstream G280 during the third quarter of 2024. We have orders for three additional Gulfstream G280 jets and expect delivery in 2025.

Net loss from continuing operations for the third quarter improved to $1.3 million compared to a net loss from continuing operations of $2.6 million in the prior year period. Adjusted EBITDA in the third quarter was $3.2 million compared to negative Adjusted EBITDA in the prior year period. This improvement in Adjusted EBITDA was primarily due to an improvement in aircraft sales and subscription revenue and additional cost savings measures.

Balance Sheet and Liquidity

The Company ended the third quarter 2024 with $3.8 million of cash, and cash equivalents.

About Volato

Volato (NYSE American: SOAR) is an aviation company advancing the industry with innovative solutions in aviation software and on-demand flight access. Volato’s proprietary Mission Control software drives efficiency across operations and supports operators in managing fractional ownership, charter, and other services. Volato’s Vaunt platform connects travelers with available private flights, offering a flexible option for on-demand travel. With a commitment to advanced technology and customer-focused solutions, Volato is building scalable tools to elevate service quality and operational effectiveness in private aviation. For more information visit www.flyvolato.com.

All Volato Part 135 charter flights are operated by its DOT/FAA-authorized air carrier subsidiary (G C Aviation, Inc. d/b/a Volato) or by an approved vendor air carrier.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management or the Board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the challenges associated with executing our growth strategy, including expected deliveries of aircraft and related sales, and developing, marketing and consistently delivering high-quality services that meet customer expectations. All forward-looking statements speak only as of the date they are made and reflect the Company’s good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Volato disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Volato’s control, that are described in Volato’s periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2023, and other factors that Volato may describe from time to time in other filings with the SEC. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Media:
media@flyvolato.com

For Investors:
investors@flyvolato.com

VOLATO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value amounts)
(unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$ 3,759	$ 14,486
Restricted cash	1,840	—
Accounts receivable, net	118	442
Deposits	36,020	25,125
Prepaid expenses and other current assets	1,184	2,238
Current assets - discontinued operations	901	4,207
Total current assets	43,822	46,498

Property and equipment, net	796	846
Operating lease, right-of-use assets	176	—
Deposits	99	15,691
Forward purchase agreement	—	2,982
Restricted cash	—	2,237
Intangibles, net	1,345	1,391
Goodwill	635	635
Non-current assets - discontinued operations	1,061	1,432
Total assets	$ 47,934	$ 71,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$ 7,646	$ 5,229
Loan from related party	—	1,000
Operating lease liability	37	—
Merger transaction costs payable in shares	—	4,250
Credit facility and other loans	30,594	20,616
Customer deposits and deferred revenue	11,774	2,830
Current liabilities - discontinued operations	16,354	13,712
Total current liabilities	66,405	47,637

Deferred income tax liability	305	305
Operating lease liability, non-current	139	—
Credit facility, non-current	—	8,054
Non-current liabilities - discontinued operations	719	965
Total liabilities	$ 67,568	$ 56,961
COMMITMENTS AND CONTINGENCIES

Shareholders’ equity:
Common Stock Class A, $0.0001 par value; 80,000,000 authorized; 29,534,339 and 28,043,449 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	3	3
Additional paid-in capital	82,768	78,410
Accumulated deficit	(102,405)	(63,662)
Total shareholders’ equity	(19,634)	14,751
Total liabilities and shareholders’ equity	47,934	$ 71,712

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$ 40,269	$ 3,654	$ 44,866	$ 15,933

Costs and expenses:
Cost of revenue	33,768	3,335	37,812	14,633
Selling, general and administrative	4,649	2,152	13,484	5,782
Total costs and expenses	38,417	5,487	51,296	20,415

Operating income (loss)	1,852	(1,833)	(6,430)	(4,482)

Other income (expenses):
Gain from sale of consolidated entity	—	—	—	387
Other income	56	76	214	243
Loss from change in fair value forward purchase agreement	—	—	(2,982)	—
Interest expense, net	(3,234)	(805)	(5,603)	(2,427)
Other income (expenses)	(3,178)	(729)	(8,371)	(1,797)

Loss before provision for income taxes and discontinued operations	(1,326)	(2,562)	(14,801)	(6,279)
Provision for incomes taxes	11	—	26	—
Net loss from continuing operations	(1,337)	(2,562)	(14,827)	(6,279)
Net loss from discontinued operations	(3,098)	(9,263)	(23,917)	(22,924)
Net loss	$ (4,435)	$ (11,825)	$ (38,744)	$ (29,203)

Basic and diluted net loss per share:
Net loss per share from continuing operations, basic and diluted	$ (0.05)	$ (0.15)	$ (0.50)	$ (0.48)
Net loss per share from discontinued operations, basic and diluted	(0.10)	(0.55)	(0.81)	(1.74)
Net loss per share, basic and diluted	(0.15)	(0.71)	(1.32)	(2.22)

Weighted average common shares outstanding:
Basic and diluted	29,514,044	16,747,063	29,446,332	13,165,308

ADJUSTED EBITDA
We calculate Adjusted EBITDA as net loss adjusted for (i) interest expense, net, (ii) provision for income taxes (benefit) (iii) depreciation and amortization, (iv) equity-based compensation expense, and other non-operating items. We include Adjusted EBITDA as a supplemental measure for assessing operating performance.
The following table reconciles Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted EBITDA	2024	2023	2024	2023
Net loss	$(4,435)	$(11,825)	$(38,744)	$(29,203)

Net loss from discontinued operations	3,098	9,263	23,917	22,924
Interest expense, net	3,234	805	5,603	2,427
Provision for income tax expense	11	—	26	—
Loss from change in fair value of forward purchase agreement	—	—	2,982	—
Depreciation and amortization	80	98	241	207
Equity-based compensation expense	(199)	40	69	63
Gain from sale of consolidated entity	—	—	—	(387)
Other income	(56)	(76)	(214)	(243)
Other items not indicative of ongoing operations	1,436	—	1,436	—
Adjusted EBITDA	3,169	(1,695)	(4,684)	(4,212)